Exhibit 99.1

FIRST AMENDMENT

TO

THE FRANKLIN COVEY CO. SECOND AMENDED AND RESTATED

1992 STOCK INCENTIVE PLAN

The undersigned, in his capacity as Corporate Secretary of Franklin Covey Co., hereby certifies on behalf of the corporation that the following First Amendment to the Franklin Covey Co. Second Amended and Restated 1992 Stock Incentive Plan was submitted to and unanimously approved and adopted by the Board of Directors of the corporation pursuant to an Action by Unanimous Written Consent of the Board of Directors dated December 16, 2011:

1.           Section 5.7 of the corporation’s Second Amended and Restated 1992 Stock Incentive Plan entitled “Modification, Extension and Renewal of Options” is hereby amended and restated in its entirety as follows:

                              5.7.  Modification, Extension and Renewal of Options.

Within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options or may accept the cancellation of outstanding Options (to the extent not previously exercised) in return for the grant of new Options at the same or a different price.  The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.  Notwithstanding the foregoing, except as provided in Section 10.1 hereof, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted Option by:  (i) amending or modifying the terms of the Option to lower the exercise price; (ii) canceling the Option and granting either (A) replacement Options or SARs having a lower exercise price or (B) Restricted Shares, Stock Units or Performance Shares in exchange; or (iii) repurchasing the Options.”

2.           All other provisions of the corporation’s Second Amended and Restated 1992 Stock Incentive Plan shall remain in full force and effect.

Date:  December 16, 2011

/s/ Stephen D. Young
Stephen D. Young, Corporate Secretary